Exhibit 99.1

Ameri100 Appoints former Infosys CFO as New Board Member

Princeton, NJ, June 28, 2016/ Online PR News– AMERI HOLDINGS, Inc. (“Ameri100” or the “Company”) (OTCQB: AMRH), is pleased to announce the addition of Mr. Venkatraman “Bala” Balakrishnan, as a new member to its board of directors. Mr. Balakrishnan is the founder and Chairman of Exfinity Venture Partners, a Venture Capital Fund focused on investing in technology start-up companies.

Mr. Balakrishnan has more than 30 years of experience in strategy, finance, and mergers and acquisitions. He served as the Chief Financial Officer of Infosys Ltd from 2006 to 2012 and as Secretary and Senior Vice President-Finance of Infosys Ltd., from 2001 to 2006. Mr. Balakrishnan served as Chairman of the Board at Infosys BPO Limited and Chairman of Infosys Lodestone. He also served as a full-time board member of Infosys Ltd. from 2011 to 2013.

Mr. Balakrishnan was the recipient of the “Best CFO” award from CNBC and Finance Asia. His educational background includes a bachelor of science degree from the University of Madras and he is an Associate Member of the Institute of Chartered Accountants of India, Institute of Cost and Works Accountants of India and Institute of Company Secretaries of India. Mr. Balakrishnan serves as the Chairman of MicroGraam which is a peer-to-peer lending platform that empowers rural entrepreneurs.  He is also the trustee of Akshaya Patra Foundation, a non-governmental organization which provides midday meals to millions of children across India.

“We welcome Mr. Balakrishnan to the Board of Ameri100,”said Giri Devanur, President and Chief Executive Officer of Ameri100.  Mr. Devanur added that, “Mr. Balakrishnan’s vast experience and knowledge will enrich our team and the Company. We are delighted to have his counsel as we position Ameri100 to grow and build shareholder value in the future.”

“I am very impressed with the board and management team. I believe the Ameri100 strategy of combining organic and inorganic growth will yield superior results. There are a lot of changes happening in the enterprise information technology services market and Ameri100 is well positioned to take advantage of these changes,” added Mr. Balakrishnan.

About Ameri Holdings, Inc.
AMERI Holdings, Inc. (OTCQB: AMRH) is a SAP-based strategy consulting firm that brings synergies of classic consulting and product-based consulting services to its customer base. Headquartered in Princeton, New Jersey, with offices in New York, Atlanta, Dallas, and Toronto, as well as offshore centers in Bangalore, Mumbai and Chennai India, the Company is a global leader in consulting and technology solutions. The Company leverages a global partner ecosystem that has deep knowledge and skills to build and implement great ideas that drive progress for clients and enhance their businesses through innovative solutions. For further information, visit www.ameri100.com.

Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100's financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate.

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